As filed with the Securities and Exchange Commission on February 19, 2010

Registration No. 333-147647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-147647

Under

The Securities Act of 1933

BIOFORM MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	39-1979642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1875 South Grant Street, Suite 200

San Mateo, California 94402

(Address of principal executive offices)

2007 EQUITY INCENTIVE PLAN

2003 (ACTIVE) STOCK PLAN

(Full title of the plan)

Steven L. Basta

Chief Executive Officer

BioForm Medical, Inc.

1875 South Grant Street, Suite 200

San Mateo, California 94402

(650) 286-4000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Ropes & Gray LLP

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

(650) 617-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 of BioForm Medical, Inc. (the “Company”) (the “Registration Statement”):

File No. 333-147647, pertaining to the registration of 5,536,075 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), issuable under the Company’s 2003 (Active) Stock Plan and 6,193,721 shares of Common Stock issuable under the Company’s 2007 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on November 27, 2007.

On December 31, 2009, the Company, Vine Acquisition Corp. (“Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of Merz GmbH & Co. KGaA, a limited partnership by shares formed under the laws of the Federal Republic of Germany (“Parent”), and Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplated, among other things, that Purchaser would merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). On January 15, 2010, pursuant to the terms of the Merger Agreement, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a price of $5.45 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”). The Offer commenced on January 15, 2010 and expired on February 12, 2010. A subsequent offering period for the Offer commenced on February 16, 2010 and expired on February 18, 2010.

The Merger became effective on February 19, 2010 at 4:00 p.m., New York City time, as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. At the effective time of the Merger, all remaining publicly held shares of Common Stock (other than shares held by Parent, the Company or their respective subsidiaries, or held by shareholders of the Company who properly assert their appraisal rights under Delaware law) were automatically converted into the right to receive an amount per share equal to the Offer Price.

As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

-ii-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on February 19, 2010.

BIOFORM MEDICAL, INC.

By:	/s/ Steven Basta
Name:	Steven Basta
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons, in the capacities indicated, as of February 19, 2010.

Signature	Title

/s/ Steven Basta	Chief Executive Officer
Steven Basta

/s/ Frederick Lwee	Principal Financial Officer, Controller
Frederick Lwee

/s/ Chris Dennis	Director
Chris Dennis

/s/ N.C. Joseph Lai, PhD	Director
N.C. Joseph Lai, Ph.D

/s/ Tim Lynch	Director
Tim Lynch

/s/ Norman C. Selby	Director
Norman C. Selby

/s/ Martin Zügel	Director
Martin Zügel

/s/ Matthias A. Vogt	Director
Matthias A. Vogt

/s/ Jack Britts	Director
Jack Britts

/s/ Hans-Jörg Bergler	Director
Hans-Jörg Bergler